EXHIBIT 99.1

FINISH LINE REPORTS RECORD SECOND QUARTER EARNINGS

*	Second quarter net income up 93% to a record $17.5 million

*	Revenue rose 28% to $478.6 million for the six months

*	Net income increased 88% to a record $24.1 million for the six months

INDIANAPOLIS—September 24, 2003—Alan H. Cohen, President and Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced earnings for the second quarter representing the thirteen weeks ended August 30, 2003.

SECOND QUARTER RESULTS:

Net sales increased 33% (thirty-three percent) to $270.8 million for the thirteen weeks ended August 30, 2003 (the “second quarter” or “Q2”) compared to $204.3 million reported for the thirteen weeks last year ended August 31, 2002 (“Q2 LY”). Comparable store net sales increased 21% (twenty-one percent) for Q2.

Net income for Q2 was $17.5 million ($.73 per diluted share) an increase of 93% versus net income of $9.1 million for Q2 LY ($.37 per diluted share). Excluding the benefit from repositioning reversals in Q2 LY, net income would have been $.34 per diluted share. Therefore, Q2 earnings per diluted share of $.73 increased 115% versus comparable earnings of $.34 per diluted share for Q2 LY. Diluted weighted average shares outstanding were 24,037,000 for the thirteen weeks ended August 30, 2003, versus 24,896,000 shares outstanding for Q2 LY.

YEAR-TO-DATE RESULTS:

Net sales increased 28% (twenty-eight percent) to $478.6 million for the twenty-six weeks ended August 30, 2003 (“YTD”) compared to $374.9 million for the twenty-six weeks last year ended August 30, 2002 (“YTD LY”). Comparable store net sales increased approximately 18% (eighteen percent) for YTD.

Net income for YTD was $24.1 million ($1.01 per diluted share) an increase of 88% versus net income for YTD LY of $12.8 million ($.51 per diluted share). Excluding the benefit of repositioning reversals, the Company would have reported net income of $.48 per diluted share for YTD LY. Therefore, YTD earnings per diluted share of $1.01 increased 110% versus comparable earnings of $.48 per diluted share for YTD LY. Diluted weighted average shares outstanding were 23,857,000 for the twenty-six weeks ended August 30, 2003, versus 24,941,000 shares outstanding for YTD LY.

Mr. Cohen stated, “We are pleased to report a 93% increase in earnings for the second quarter of Fiscal 2004. The 21% gain in Q2 comparable store sales drove significant improvement in our financial performance as gross profit margin improved 220 basis points from Q2 LY, while SG&A expense also improved 180 basis points. Our strong sales performance in Q2 has continued through the first three weeks of September, and our inventory is positioned to support our anticipated sales growth in the third quarter.’

Merchandise inventories were $188.9 million at August 30, 2003 compared to $160.1 million at August 31, 2002. On a per square foot basis, merchandise inventories at the end of Q2 increased approximately 9% (nine percent) compared to one year ago.

The Company operated 510 stores at August 30, 2003, an increase of 11% (eleven percent) over the 459 stores operated one year ago. Year-to-date, the Company has opened 36 new stores (of the planned 55-58 new stores), remodeled 16 existing stores and closed 3 stores. Total retail square footage increased 9% (nine percent) to 2,984,000 at August 30, 2003 versus 2,745,000 square feet at the end Q2 LY.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Thursday, September 25th. Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 2725222). Those interested in listening to the call on the web can do so at www.finishline.com.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 2725222). This replay will be available commencing at approximately 9:45 ET on Thursday, September 25th and will remain available through September 26th. In addition, the replay will be available on the web at www.finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line is a specialty retailer of men’s, women’s and children’s brand name athletic and lifestyle footwear, activewear and accessories. The Company currently operates 512 stores in 46 states.

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share and store data)

	Thirteen Weeks Ended August 30,	Thirteen Weeks Ended August 31,	Twenty-six Weeks Ended August 30,	Twenty-six Weeks Ended August 31,
	2003	2002	2003	2002
Net sales	$270,789	$204,280	$478,594	$374,856
Cost of sales (including occupancy expenses)	184,379	143,634	331,473	265,632

Gross profit	86,410	60,646	147,121	109,224
Selling, general, and administrative expenses	58,103	47,515	108,628	90,604
Repositioning charge reversal	—	(1,126)	—	(1,126)
Interest income(net)	130	189	330	537

Income before income taxes	28,437	14,446	38,823	20,283
Income taxes	10,910	5,345	14,753	7,505

Net income	$17,527	$9,101	$24,070	$12,778

Diluted weighted average shares outstanding	24,037	24,896	23,857	24,941

Diluted net income per share	$0.73	$0.37	$1.01	$0.51

Reconciliation of GAAP net income to non-GAAP adjusted net income
GAAP net income	$17,527	$9,101	$24,070	$12,778
Adjustments to GAAP income:
Repositioning charge (reversal)	—	(1,126)	—	(1,126)

	17,527	7,975	24,070	11,652
Tax effect	—	417	—	417

Non-GAAP adjusted net income	17,527	8,392	24,070	12,069

Diluted weighted average shares outstanding	24,037	24,896	23,857	24,941

Non-GAAP adjusted diluted net income per share on a comparable basis to previous guidance	$0.73	$0.34	$1.01	$0.48

Condensed Consolidated Balance Sheet

	August 30, 2003	August 31, 2002	March 1, 2003
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$106,491	$82,234	$73,399
Marketable securities	—	1,252	506
Merchandise inventories	188,853	160,078	158,780
Other current assets	19,692	16,932	14,547
Property and equipment, net	111,428	92,702	94,962
Other assets	5,857	8,724	7,884

Total assets	$432,321	$361,922	$350,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$134,151	$95,057	$81,677
Deferred rent payments	8,960	8,854	8,900
Stockholders’ equity	289,210	258,011	259,501

Total liabilities and stockholders’ equity	$432,321	$361,922	$350,078

CONTACT:

The Finish Line, Inc., Indianapolis

Kevin S. Wampler, 317/899-1022 ext 3220

Senior Vice President—Chief Accounting Officer